EXHIBIT 23.2

Consent of Independent Auditor

We consent to the use, in this Current Report on Form 8-K, of our report dated April 18, 2022 related to the financial statements of Sunnyside LLC dba Sundry (the “Company”) as of December 31, 2021, and for the year then ended.

/s/ dbbmckennon

Newport Beach, California
August 2, 2022